Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

License And Distribution Agreement

This License and Distribution Agreement (this “Agreement”) is made on September 15, 2022 (the “Effective Date”) by and between Axim Biotechnologies, Inc. (“Licensor”), a Nevada corporation, and Verséa Ophthalmics, LLC, a Delaware limited liability company (“Licensee”).

RECITALS

WHEREAS, Licensor develops, manufactures, distributes, and markets rapid, POC tests and owns and maintains specific exclusive intellectual property around a universal digital multi-use reader for its POC Products that allow for the qualitative, semi-quantitative, and quantitative analysis of lateral flow test strips;

WHEREAS, Licensor has developed and markets an ocular tear based diagnostic test that detects i) lactoferrin for the detection of aqueous deficient dry eye, and ii) total IgE for the confirmation of allergic conjunctivitis;

WHEREAS, Licensor has a proprietary, quantitative MMP-9 ocular tear based diagnostic test and anticipates entering U.S. FDA pivotal clinical trials in late 2022 or early 2023;

WHEREAS, Licensee is an ophthalmic distribution company with exclusive rights to amniotic membrane biologic therapies;

WHEREAS, Licensor and Licensee desire to enter into a commercial agreement to accelerate the commercialization of both the existing Axim POC tear-based tests and to receive an option to the future MMP-9 test based on the synergies of the product lines and, specifically, to grant to Licensee the right and license to sell and distribute the products, as set forth on Schedule A attached hereto (the “Products”); and

WHEREAS, Licensee wishes to sell and distribute the Products under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Licensee and Licensor hereby agrees as follows:

1.EXCLUSIVE LICENSE GRANT

1.1Product and Brand License

Licensor hereby grants to Licensee an exclusive license to use, market, sell, distribute and otherwise commercially exploit, the Products in the territory set forth on Schedule B (the “Territory”) subject to the terms and conditions hereafter set forth in this Agreement.  The Licensee shall sell, distribute and/or market the Products, and shall provide customer and administrative support in respect of the Products.  Further, Licensee shall provide tracing reports in respect of customers, in the event of recall. Licensor will provide an internal system for tracking components included in each lot.  Licensee shall be permitted, in the reasonable discretion of Licensor, to utilize sub-distributors (“Sub-Distributors”) for the distribution and marketing of the Products.

Licensor shall retain exclusive control of the manufacture and production of the Products and all intellectual and industrial property rights arising from or related to the Products.  For the avoidance of doubt, Licensor shall own all usability and clinical data and have exclusive rights to all know-how relating to any Product, and Licensee shall not supply Products for third party clinical evaluation without the prior written consent of Licensor.  In its sole discretion, Licensor may share with Licensee data for use in market conditioning and promotional activities.

Licensor also hereby grants Licensee the right and license in the Territory to use any and all of the Licensor’s brands associated with the Product (the “Licensor Brand”), subject to the brand usage guidelines applicable thereto as provided by Licensor to Licensee from time-to-time.

1.2Term

This Agreement is effective upon the Effective Date.  This Agreement will last for an initial term of five (5) years from the Effective Date (the “Initial Term”).  Thereafter, this Agreement will renew automatically for sequential two (2) year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”) unless either party, within ninety (90) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be, notifies the other party in writing of its intent to terminate this Agreement.  During the Term, and for a one (1) year period thereafter, Licensee and its Sub-Distributors shall not sell, distribute, and /or market within the Territory any product testing for the same FDA 510k cleared analytes as the Products, including IgE, lactoferrin, or MMP-9.

1.3Consideration

Consideration for the license granted hereunder shall be as set forth on Schedule B-1 hereof.  Following the Initial Order, as set forth on Schedule B-2 hereof, Licensee shall purchase from Licensor, and Licensor shall supply to Licensee, such quantities of the Products as Licensee orders pursuant to this Agreement, with a noncancelable Purchase Order inclusive of a down payment of fifty percent (50%) on order and fifty percent (50%) net-30 payment after delivery at Licensor’s facility.

1.4Manufacture, Purchase and Supply of Products

(a)Upon the terms and subject to the conditions contained herein, Licensee shall purchase the Products from Licensor or its authorized third-party manufacturers pursuant to purchase orders (each, a “Purchase Order”) which shall set forth the applicable Products that Licensee desires to purchase, the quantity thereof and such other information as required for Licensor to fulfill the applicable Purchase Order.  Licensor shall deliver the Products to Licensee on the delivery dates specified in each applicable Purchase Order.  If any Product set forth in any Purchase Order is not in stock, Licensor will promptly notify Licensee in writing of such unavailability; and provide Licensee with an estimate of the date by which the applicable Product will be available.

(b)Licensee shall promptly inspect all Products upon delivery.  All Products shall be deemed to be free of defects, shortages or nonconformities, unless Licensee notifies Licensor of such defects, shortages, or nonconformities in writing within ten (10) business days after the date of delivery.  If Licensee notifies Licensor of any defect, shortage or nonconformity within such period, Licensor shall promptly correct the applicable defect, shortage, or nonconformity.

1.5Pricing; Annual Sales Minimum.

The parties agree that the pricing and annual sales minimum for the Products shall be as set forth on Schedule B-3 hereof.

1.6Branding and Marketing

As long as Licensee maintains exclusivity in accordance with Section 1.2 hereof, Licensor grants Licensee rights to private label Products in Licensee’s sole discretion during the Term.

1.7Payment Terms.

(a)All payments by Licensee to Licensor hereunder shall be in U.S. Dollars by wire or electronic transfer to the account below:

(i)ACH or wire transfer to the following Licensor account:

1)Account Name:Axim Biotechnologies, Inc.

2)Account Number:[                             ]

3)Bank Name:[                             ]

4)Bank Address:[                             ]

5)ABA Routing Number:[                             ]

6)Swift Code: `[                             ]

2.LICENSEE’S REPRESENTATIONS AND WARRANTIES

The Licensee hereby represents and warrants to the Licensor that:

2.1Organization

The Licensee is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware.

2.2Authority; No Violation.

The Licensee has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (has taken all necessary limited liability company action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of the Licensee and constitutes a legal, valid and binding obligation of the Licensee and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement and performance of the Licensee’s obligations contemplated hereby will not constitute a violation or default under (i) any applicable law, (ii) any term or provision of the Certificate of Formation or operating agreement of the Licensee or (iii) of any contract, commitment, indenture, other agreement or order to which the Licensee is a party or by which the Licensee is bound.

2.3Litigation.

There are no actions, proceedings, or investigations pending or, to the knowledge of the Licensee, threatened against the Licensee, and the Licensee knows or has any reason to know of any basis for any such action, proceedings, or investigation.

2.4Sub-Distributors.

Any Sub-Distributor shall be bound by terms and conditions substantially similar to those contained in this Agreement.  Upon request by Licensor, Licensee shall immediately furnish to Licensor any agreement with a Sub-Distributor in respect of the Products.  Any agreement with a Sub-Distributor in respect of the Products shall terminate immediately upon the termination of this Agreement.

2.5Compliance with Laws.

The Licensee is in material compliance with all applicable laws, regulations, and orders and the performance of its rights and obligations, including those performed by any Sub-Distributor, shall be in material compliance with all applicable laws, regulations, and orders, including those in respect of anti-corruption laws.  Without limiting the generality of the foregoing, the Licensee further represents, warrants, and covenants that: (a) it has been at all times and shall continue to be in compliance with all potentially applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the Federal Anti-Kickback Statute (42 U.S. C. § 1320a-7b(b)); (b) no bribes, payments, kickbacks, gifts, hospitality, donations, loans, or anything of value have been or shall be made or received, offered, promised, or authorized, directly or indirectly, to improperly influence any act or decision of any third party, induce any third party to do or omit to do any act in violation of any third party’s lawful duties, or secure any improper advantage; and (c) it has implemented a compliance and ethics program (including obligations to train contractors and sub-contractors interacting with officials of any governmental authority in connection with this Agreement) designed to prevent and detect violations of applicable anti-bribery and anti-corruption laws through its operations and the operations of its Affiliates, contractors and sub-contractors that have responsibility for commercialization or manufacturing of the Products, payments or services pursuant to this Agreement, and covenants that it will maintain and enforce such compliance and ethics program at all times. During the term of this Agreement, neither the Licensee, nor any of its subsidiaries or affiliates, officers, directors, employees, agents, or any-one acting on its or their behalf shall engage in any such Prohibited Actions.

3.LICENSOR’S REPRESENTATION AND WARRANTIES

Licensor represents and warrants to Licensee that:

3.1The Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

3.2The Licensor has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of the Licensee and constitutes a legal, valid and binding obligation of the Licensor and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement and performance of the Licensor’s obligations contemplated hereby will not constitute a violation or default under (i) any applicable law, (ii) any term or provision of the Certificate of Incorporation or bylaws of the Licensor or (iii) of any contract, commitment, indenture, other agreement or order to which the Licensor is a party or by which the Licensee is bound

3.3The Licensor is in material compliance with all applicable laws, regulations, and orders and the performance of its rights and obligations hereunder shall be in material compliance with all applicable laws, regulations, and orders, including those in respect of anti-corruption laws.  Without limiting the generality of the foregoing, the Licensor further represents, warrants, and covenants that: (a) it has been at all times and shall continue to be in compliance with all potentially applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the Federal Anti-Kickback Statute (42 U.S. C. § 1320a-7b(b)); (b) no bribes, payments, kickbacks, gifts, hospitality, donations, loans, or anything of value have been or shall be made or received, offered, promised, or authorized, directly or indirectly, to improperly influence any act or decision of any third party, induce any third party to do or omit to do any act in violation of any third party’s lawful duties, or secure any improper advantage; and (c) it has implemented a compliance and ethics program (including obligations to train contractors and sub-contractors interacting with officials of any governmental authority in connection with this Agreement) designed to prevent and detect violations of applicable anti-bribery and anti-

corruption laws through its operations and the operations of its Affiliates, contractors and sub-contractors that have responsibility for commercialization or manufacturing of the Products, payments or services pursuant to this Agreement, and covenants that it will maintain and enforce such compliance and ethics program at all times

3.4Licensor is the owner, or has the necessary rights, in and of the Products and the rights to use, market and sell the Products and to grant the license granted hereunder to Licensee.

3.5Licensor has not granted any right or license to the Products that would conflict with any term under this Agreement.

3.6Licensor shall not enter any Agreement with any third party which would affect Licensee’s rights under this Agreement, or bind Licensee to any third party, without Licensee’s prior written consent.

3.7Licensee’s use of the Products and their respective brands as authorized by this Agreement will not infringe any existing copyright, trade secret, patent or trademark right of any third party.

3.8Licensor will be solely responsible for seeking a CLIA waived status including the cost associated with any new regulatory clinical trials, useability trials, or laboratory studies.   Notwithstanding the foregoing, Licensee will be responsible for fifty percent (50%) of costs entailed in conducting clinical trials of MMP-9 for the purposes of seeking FDA regulatory clearance.

3.9Promptly upon receipt thereof, the Licensor will forward to the Licensee any distribution requests in respect of the Products that it receives.

3.10Promptly following execution of this Agreement, the Licensor will introduce any historic accounts in respect of the Products to the Licensee.

4.DUTIES AND OBLIGATIONS OF LICENSEE.

4.1Sales & Marketing.

(a)Licensee shall establish and maintain properly trained sales organization and other support personnel as needed for distributing the Products. Licensee shall provide Customer support, services, and assistance as is standard and customary for similar Products.  Licensee is authorized to distribute, sell or use the Product within the Territory only and specifically agrees not to exceed the Territory.

(b)Licensee will be responsible for its own costs to exhibit at tradeshows or conferences. Licensee may, in its sole discretion, establish and maintain medical advisory boards for the Products at its sole cost.

(c)Licensee will provide Licensor drafts of any marketing or promotional materials for review prior to release or publication and agrees to incorporate all of Licensor’s requested changes that relate to regulatory compliance and Licensor’s reasonable requests for changes to the materials of any other nature. If the Licensor fails to respond within two (2) business days after being provided with such materials, they shall be deemed to have been approved by the Licensor.

(d)Licensee shall inform Licensor about the initiation of any scientific study related to the Product within the Territory that is intended to report results in a publication. This includes studies where the Licensee will sell or provide product gratis to the study site. All Clinical study requests should be reviewed with Licensor. Licensee will not knowingly supply Products for third party clinical study evaluation at a discount or gratis, without Licensor reviewing and approving any clinical protocols to be used in the studies. If Licensor agrees to support the 3rd party clinical evaluations that include discounted or free Products, Licensor agrees to pay for these costs.

(e)Licensee shall promote the Products in a truthful and lawful manner.  Licensee shall make no Product claim other than those contained in the Documentation provided by Licensor to Licensee.  Licensee shall always refer to Licensor as the manufacturer of the Products and may identify itself as a Licensee or exclusive Distributor of the Products in advertising and promotional materials by using the phrase “Distributed by (Licensee’s Name) or “Exclusively Distributed by (Licensee’s Name)”.

4.2Translations. Licensee shall be responsible for performing in due time and to the standard required by the relevant authority all translations in local language that are compulsory for applying, obtaining, or maintaining all Product registrations and authorizations, in compliance with all local regulations, and with the data and information provided by Licensor. Licensee shall provide Licensor copies of all such translations prior to submitting to any third parties and reimburse Licensor for validation and/or certification of the translation if reasonably required by Licensor for quality or regulatory compliance.  Typically, the package insert is the only Documentation that requires certified translations, but additional Documentation may require a certified translation. Alternatively, Licensee may reimburse Licensor for Licensor having the certified translations prepared.

4.3Facilities. Licensee shall, at all times, maintain a physical place for the inventory and transport of Products.  Licensee shall maintain suitable, temperature controlled, contamination-free storage facilities for such inventory in accordance with label conditions and all applicable governmental and industry standards.

4.4CLIA Status. Licensee agrees to pay for ongoing Moderate Complexity CLIA certification third party support until a waiver is granted.  Licensor agrees to provide at its cost, all calibration cassettes, proficiency testing samples, linearity and validation samples and cassettes required to establish a moderately complex laboratory. In addition, Licensor agrees to receive and process any proficiency reports.

4.5Reimbursement.  Licensee shall be responsible for arranging and providing any customer and national coverage-related reimbursement, market access and support and Licensee will incur all of these costs including any U.S. new Product requirements for a dedicated Medicare CPT code submission. In the event that issues related to national coverage-related reimbursement develop such that Sales by Licensee are being impacted significantly, the parties agree to re-assess pricing of the Products hereunder.

4.6Payment of Licensee Costs. Licensee shall pay all costs and expenses that Licensee incurs in carrying out its obligations under this Agreement, and shall have no right of reimbursement thereof from Licensor. Licensee's sole remuneration under this Agreement shall be the profit derived by Licensee from Licensee's use and/or sales of the Products in the Territory.

4.7Regulatory and Quality. Licensee will be responsible for obtaining all international regulatory approvals and for paying all associated costs.  Licensor will provide support for the approval process. As applicable, the Licensee shall comply with all regulatory and other agencies, including governmental and private, as applicable, in the marketing, distribution, and/or selling of the Products.  Licensor shall provide any approvals, as applicable, to Licensee, that would be beneficial in the efforts of the Licensee.

(a)Licensee shall appoint one person responsible for regulatory matters, who shall be the direct correspondent of Licensor for all Product registrations, variations, authorizations, and incident reporting matters.

(b)Licensee shall be responsible to alert Licensor in due time to all changes which may affect the granting or the validity of the Products’ registration and authorizations, or which may create supplementary or new obligations related to the Products’ registrations and authorizations.

(c)Licensee shall be responsible for all costs associated with international Product registration to the extent that Licensee, in its sole discretion, decides to pursue such international registration.  Licensor agrees to provide regulatory documentation support.  At all times, Licensor will be deemed the manufacturer of record.

(d)Licensee shall not sell or distribute Products in the Territory until such time as all regulatory/marketing licenses and approvals required by the specific laws and regulations applicable in the Territory have been obtained including device registration where applicable and Licensor has assessed and provided written approval of Licensee’s compliance with the aforementioned standards.  Licensee may provide samples for studies and/or key opinion leader evaluation if authorized in advance by Licensor in writing and local law and regulation prior to the license to sell is obtained.

(e)Licensee shall receive, communicate with and resolve inquiries from its Customers regarding the use and quality of the Products, and inform Licensor in writing within five (5) days from the day that the Licensee becomes aware of said potential quality issue~~.~~ Licensee shall notify Licensor in writing immediately of any complaint or report from a healthcare professional, patients or users about suspected incidents related to the device, and legal claim or litigation involving or possibly involving the Products.

(f)Licensee shall develop, adopt, and maintain all policies and procedures required for Licensee to be fully compliant with any and all relevant laws and regulations applicable in the territory and governing the Licensee’s business.

(g)Licensee shall distribute Product in the same manner it was received from Licensor and with all of the Product warranties, disclaimers, labeling, Licensor Marks, as defined herein, and Documentation included. Licensee shall not alter, remove, conceal, delete, or modify the warranties, disclaimers, labeling, Licensor Marks, or Documentation.

(h)To the extent the laws and regulations of a particular Territory require additional or different terms from those set forth in the Product literature provided by Licensor, Licensee shall make appropriate changes to comply with such laws and regulations.  Licensee shall be responsible for ensuring that all Product literature translated or otherwise modified by Licensee is accurate and complete in all respects and otherwise complies with applicable laws and regulations.  Licensee shall notify Licensor of any material changes to the Product literature and obtain Licensor’ prior approval (not to be unreasonably withheld or delayed) before incorporating any such changes into the final form of Product literature disseminated by Licensee.

(i)Licensee shall ensure that it complies with all applicable data protection laws in its collection, use, processing and transfer of any patient data. All information provided by Licensee to Licensor shall be in de-identified form, and therefore shall not enable Licensor to identify individual patients, in particular it shall not contain the name and/or initials, date of birth, and residential or occupational address of patients.

(j)Licensee shall be responsible, at its expense, for obtaining all Licenses for sale and distribution of the Products in the Territory and the conduct of its business operations in accordance with this Agreement. All such Licenses shall be obtained in Licensor’s name and on Licensor’s behalf, and no activities in connection with obtaining such Licenses shall be initiated by Licensee without Licensor’s prior written approval; provided, however, that if Regulations require that such a License be obtained in Licensee’s name, then Licensee shall notify Licensor in writing of such requirement and shall hold such License in Licensee’s name for the sole benefit of Licensor and for the sole purpose of complying with Licensee’s obligations under this Agreement.  Licensor shall own and otherwise have the exclusive right to use all Licenses if this Agreement expires or is terminated for any reason.  Licensee shall within thirty (30) days after any expiration or termination, and at Licensee’s sole expense, transfer all such Licenses, and all records pertaining thereto, to Licensor. This Section shall survive any expiration or termination of this Agreement.

(k)If required by applicable law in the Territory, Licensee shall, at its sole cost and expense:

(i)register as a Licensee of the Products in the Territory and obtain all licenses from all appropriate governmental ministries, agencies and authorities relevant to the Territory in order that Licensee may advertise, promote, market, distribute, store and sell the Products in the Territory;

(ii)register the Products with all appropriate governmental, regional ministries, agencies and authorities relevant to the Territory; and

(iii)submit and file a copy of this Agreement and all related documents and instruments with all appropriate governmental ministries, agencies and authorities relevant to the Territory, all in accordance with then prevailing laws, rules and regulations in force in the Territory.

5.RECORD-KEEPING, CUSTOMER COMPLAINTS, & PRODUCT TRACING OBLIGATIONS.

5.1Licensee shall maintain complete, accurate, and detailed records of the Customers it ships Products to, the address of such Customers, and the name and number of units of the Products shipped to each such Customers and shall on a calendar quarterly basis deliver such reports to Licensor.

5.2Licensee shall maintain a quality system capable of strictly complying with all policies and procedures that Licensor establishes with respect to Product lot traceability, Customer complaints, market surveillance activities, product recalls, and related matters.

5.3Licensee shall maintain all such records for such periods as are required by all applicable laws, but in no event for less than six (6) years.

5.4Licensee shall comply with all necessary government and regulatory requirements (including guidance issued by regulatory agencies) regarding the importation, marketing, storage, promotion, and distribution of Products in the Territory. These include the laws and regulations of the Territory and specific requirements for traceability, vigilance, and complaint reporting and handling.

6.TERMINATION.

6.1Termination by Licensor; Termination by Licensee.

(a)In addition to any other rights contained in this Agreement, Licensor has the right, in its sole discretion, to terminate this Agreement upon thirty (30) days written notice to the Licensee if the Annual Minimum Sales Commitments set forth on Schedule B-3 hereof are not achieved by Licensee.

(b)Further, this Agreement may be terminated immediately by Licensor for the following acts or omissions by Licensee: (i) distribution of Products in violation of applicable laws; (ii) misrepresentation in the marketing and distribution of Products; (iii) misbranding of Products; (iv) adulteration of the Products or marks; (v) any action or statement by Licensee in the performance of its obligations hereunder that Licensor reasonably believes to be detrimental to the reputation and goodwill of Licensor; (vi) engaging in practices or making representations to any customer or potential customer that are misleading, incomplete, fraudulent, untrue, or contrary to the terms of this Agreement; or (vii) failure to retrieve Products during Product retrievals or recalls.

(c)Licensee has the right to terminate this Agreement with 30 days written notice to Licensor i) if Licensor has not submitted a CLIA waiver application to the FDA for Total IgE or Lactoferrin Product within 8 months of the Effective Date of this Agreement or ii) the MMP-9 test does not obtain FDA clearance and CLIA waiver within 3 years of the Effective Date of this Agreement.

6.2Termination by Either Party.

(a)If the other party becomes insolvent, goes into liquidation, receivership, voluntary or other administration or some similar legal process, or is otherwise in material breach of this Agreement and, in the event of such a breach, after failing to comply with written notice from the other party demanding cure of such breach within ten (10) business days from the date of such written notice, then at any time thereafter (unless the notifying party expressly waives that failure, breach or circumstance in writing) such other party may, by written notice to the breaching party, immediately terminate this Agreement (the date of such notice being the “Termination Date”).

(b)Either party may terminate this Agreement upon the occurrence of any of the following: (i) the other party fails to pay any undisputed amount due under this Agreement on the due date for payment and remains in default for more than forty-five (45) days; (ii) the other party commits a material breach of any term of this Agreement and (if that breach is remediable) does not remedy that breach within sixty (60) days of written notice or breach or (iii) respect to any Product, if such Product fails to successfully complete development and/or obtain regulatory clearance.

6.3Disposition of Inventory.

Upon expiration or termination of this Agreement, whichever occurs first, Licensee shall, within fifteen (15) days, provide Licensor with a written inventory of all Products in its possession with a specification of the portion that is not currently in a saleable condition.  Thereafter, in Licensor’s sole and absolute discretion, Licensor may elect to pursue none, one, or both of the following options:

(i)Licensee may distribute all saleable Products in its inventory for a period of ninety (90) days after such expiration or termination of Agreement, provided, however, that Licensee shall pay or have paid Licensor for all such Products in the manner herein provided; and/or

(ii)Licensee may elect to purchase against full product price paid by the Licensee for the remaining portion of such saleable inventory, if such Products are not expired, still in their original packaging, and have a remaining shelf life of at least nine (9) months.  Further, Licensee shall destroy all Products that are in an unsaleable condition in accordance with Licensor’s directions and provide to Licensor a certification of such destruction.

If Licensee has successfully met all of the minimum sales commitments, termination of this Agreement by Licensor under at the sole and absolute discretion of Licensor, Licensor agrees to (1) repurchase product in inventory against full product price paid by Licensee for the remaining portion of such saleable inventory, if such Products are not expired, still in their original packaging, and have a remaining shelf life of at least nine (9)_ months and/or (2) allow Licensee to nonexclusively distribute all saleable Products in its inventory for an additional period of ninety (90) days after such expiration or termination of Agreement, provided, however, that Licensee shall pay or have paid Licensor for all such Products in the manner herein provided.

6.4Survival of Certain Obligations.

All obligations of the parties that explicitly or by their nature survive the termination of this Agreement shall continue in full force and effect after the termination of this Agreement until they are satisfied or by their nature expire.

7.INDEMNIFICATION; LIMITATION OF LIABILITY

7.1Indemnification of Licensor by Licensee.

Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, employees, owners, managers, consultants, representatives, attorneys, accountants and agents (the “Licensor Indemnified Parties”) from and against any claims, suits, actions or demands against one or more of the Licensor Indemnified Parties, and any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by one or more of the Licensor Indemnified Parties, arising out of or caused by (a) any breach by Licensee of any representation, warranty, covenant, undertaking or other provision of this Agreement; (b) the sale, marketing, distribution, advertisement or promotion of the Products, or (c) Licensee’s use of the Licensor Brand in a manner not permitted hereunder.  If and whenever Licensor becomes aware of the initiation of any legal proceeding or the occurrence of any event that gives rise to a claim for indemnification under this Section 7.1, Li-censor shall give prompt written notice thereof to Licensee and shall allow Licensee a reasonable opportunity to assume the defense of any such legal proceeding at Licensee’s sole cost, provided that Licensor shall have the right to participate in the defense at its own cost.

7.2Indemnification of Licensee by Licensor.

Licensor shall indemnify, defend and hold harmless the Licensee and its affiliates and subsidiaries and their respective directors, officers, employees, owners, managers, consultants, representatives, attorneys, accountants and agents (the “Licensee Indemnified Parties”) from and against any claims, suits, actions or demands against one or more of the Licensee Indemnified Parties, and any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by one or more of the Licensee Indemnified Parties, arising out of or caused by (a) any breach by Licensor of any representation, warranty, covenant, undertaking or other provision of this Agreement; (b) the design, manufacture and packaging of the Products; or (c) any allegation that the use of the Licensor Brand by Licensee in the Territory in compliance with this Agreement infringes upon the rights of any third party. If and whenever Licensee becomes aware of the initiation of any legal proceeding or the occurrence of any event that gives rise to a claim for indemnification under this Section 7.2, Licensee shall give prompt written notice thereof to Licensor and shall allow Licensor a reasonable opportunity to assume the defense of any such legal proceeding at Licensor’s sole cost, provided that Licensee shall have the right to participate in the defense at its own cost.

7.3Limitation of Liability.

EXCEPT FOR EACH PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY DISCLAIMS AND WILL HAVE NO OBLIGATION OR LIABILITY TO THE OTHER PARTY FOR ANY TYPE OF INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF WARRANTY OR OTHERWISE UNDER THIS AGREEMENT (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY) OR OTHERWISE) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

8.MISCELLANEOUS

8.1Confidentiality.

Each party acknowledges and agrees that its respective obligation of confidence and its other respective rights and obligations in relation to confidential information that are set out in the Mutual Confidentiality Agreement dated June 29, 2022 (the “NDA”).  The NDA shall apply to the obligations and rights under this Agreement, all of which are deemed to be within the definitions of “Confidential Information” and “Permit-ted Purpose” in the NDA.  The NDA will remain in full force and effect during the Term of this Agreement notwithstanding any expiration or termination of the NDA prior to expiration or termination of this Agreement.  In the event of any conflict between the terms of the NDA and the terms of this Agreement, the terms of this Agreement shall prevail.

8.2Notice.

All notices, requests, demands, claims, and other communications made under this shall not be effective unless in writing, and shall be deemed to be delivered and received (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) when successfully delivered to the recipient by electronic mail, or other electronic transmission, provided that such delivery pursuant to this clause (iv) is subsequently confirmed, in each case, using the applicable contact information for such recipient set forth below:

Axim Biotechnologies, Inc.

John Huemoeller

Chief Executive Officer

6191 Cornerstone Ct. E. Suite 114

San Diego, CA 92121

jh@aximbiotech.com

With a copy (which shall not constitute notice) sent contemporaneously to:

Procopio, Cory, Hargreaves & Savitch, LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: John Cleary, Esq.

Telephone No.:(619) 515-3221

E-Mail:john.cleary@procopio.com

Verséa Holdings, Inc.

Sean Fetcho

Chief Executive Officer

10808 I. Florida Avenue, Tampa FL 33602

sf@versea.com

With a copy (which shall not constitute notice) sent contemporaneously to:

Odell Girton Siegel LLC

Attention: Robert Odell

E-Mail:notices@ogslawllc.com

8.3Dispute Resolution.

As a precondition to instituting any legal action, any controversy, claim or dispute arising out of or relating to the provisions of this Agreement or the breach, termination or validity thereof (a “Dispute”), each party will, upon written request of the other party making such Dispute, immediately refer the Dispute for resolution to senior executives of each of the parties who have authority to settle the Dispute.  Within ten (10) days after delivery of a written request regarding a Dispute to the receiving party, the receiving party will submit to the other party a written response.  The request and the response will each include (i) a statement of the respective party’s position and a summary of arguments supporting that position, and (ii) the name and title of the senior executive.  The both parties shall attempt in good faith to resolve the Dispute within ten (10) days after delivery of the response.  The parties agree to honor all reasonable requests for information.  All negotiations pursuant to this provision are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Dispute has not been resolved by negotiation within ten (10) days after the disputing party’s request, the Parties shall refer the matter for arbitration in accordance with Section 8.4.

8.4Arbitration.

All claims or disputes arising under or out of or with respect to this Agreement that are not resolved between the parties in accordance with Section 8.3, shall be determined by private binding arbitration before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association (AAA) that are in effect on the date that the notice of a demand for arbitration is given.  If Licensor and Licensee are unable to agree on the identity of a single arbitrator within ten (10) business days after notice of a demand for arbitration is given, then the AAA arbitrator selection rules shall apply.  The seat of any arbitration under this Agreement shall be San Diego, California, and the language of the arbitration shall be English.  Any notice of a demand for arbitration shall include sufficient detail to establish the nature of the dispute (including the claims asserted and the material issues with respect thereto) and shall be delivered to the other party concurrent with delivery to the AAA.  Discovery shall be limited to requests for production of documents and depositions.  No additional formal discovery from the other party (such as interrogatories or requests for admissions) shall be permitted except by mutual consent or as approved by the arbitrator for good cause shown.  The arbitrator’s decision shall be in writing and shall describe in detail the legal reasoning adopted by the arbitrator in support of the decision.  In rendering a decision, the arbitrator shall follow the governing laws of this Agreement as set forth in Section 8.5. The arbitrator’s decision shall be final and binding on the parties, provided, however, that errors of law may be appealed to a court of competent jurisdiction for review.  The arbitrator shall have the power to award attorney’s fees and/or costs to the prevailing party if, in the arbitrator’s judgment, the dispute was not a bona fide dispute or the prevailing party’s position was substantially more compelling than the other party’s position.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties.

8.5Governing Law.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

8.6Counterparts.

This Agreement may be executed simultaneously in several counterparts (including by means of facsimile, .pdf, or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7Exclusivity.

Unless defined within this Agreement, Licensee has the right to distribute its other products, not defined in the description of Products as stated in Schedule A of this Agreement, in any country, market, or other venue as Licensee desires, unless stated within this Agreement.

8.8Addenda.

Either party may have reason to add components to this Agreement at any time under the term of the Agreement.  Any agreed upon modifications to this Agreement shall be stated in an addendum to the Agreement and shall be signed by both parties.

8.9Assignment.

This Agreement and the performance of any duties hereunder may not be assigned, transferred, delegated, sold or otherwise disposed of by a Party other than (a) with the prior written consent of the other Party, or (b) in connection with the sale of all or substantially all of the assets of a Party hereto, or the merger or acquisition of a Party hereto.

8.10Severability.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.11Publicity.

Upon execution of this Agreement, the parties agree to work collaboratively on a press release which must be approved by both parties in writing.  Any public facing Product claims such as on social media or on websites must be approved by Licensor in writing before implementation, which approval will not be unreasonably withheld.

[The signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Licensor and the Licensee on the date first above written.

AXIM BIOTECHNOLOGIES, INC.

By:	/s/ John W. Huemoeller II
Name:	John W. Huemoeller II
Title:	Chief Executive Officer

VERSÉA OPHTHALMICS, LLC

By:	/s/ Sean Fetcho
Name:	Sean Fetcho
Title:	Chief Executive Officer

SCHEDULE A
Products

1.Lactoferrin tear (“Lactoferrin”) test to identify aqueous deficient dry eye

2.Total IgE Allergy (“IgE”) test to identify allergic conjunctivitis

3.Quantitative MMP-9 (“MMP-9”) test to identify ocular surface inflammation

4.Universal Digital Reader for Axim POC tests

SCHEDULE B-1

Consideration

Rights for Lactoferrin and IgE Tests	License Fee	Prepayment
Initial
Exclusive distribution rights with private label Verséa branding	$[ ]	100% for initial 6 months order

1.The License Fee of $[         ] is payable within seventy-two (72) hours of execution of this Agreement.

2.In lieu of an initial MMP-9 license fee, Licensee agrees to pay for 50% of the MMP-9 clinical study when both Licensor and Licensee agree to the study protocol estimated to be $[            ] per party.  Licensor will share clinical trial data under confidentiality terms.

3.Licensor will grant Licensee exclusivity of the Licensor MMP-9 test when the 510k is FDA cleared.

4.A 100% 6-month prepayment for the MMP-9 test will be required with the first order of MMP-9 tests.

5.Licensor intends to develop a new test for other biomarkers for the eye care industry. Licensor will grant Licensee a first right of negotiation for exclusivity of any new test related to eye care developed by Licensor that Licensor has proprietary and exclusive rights to out license.

SCHEDULE B-2

Initial Order

1.Minimum Initial Order of [       ] units.

2.Licensor agrees to provide the readers at cost and any repricing made by the manufacturer, including discounts, will be passed on to Licensee.

3.Licensee agrees to pay Licensor $[       ] per reader to program, test and repackage (“Set-up Fee”).

4.Readers initial order [                                              ]

5.IGE initial test order [                                              ]

6.Lactoferrin initial test order [                                          ]

7.Set-up Fee [                                      ]

8.Initial Order will total $[              ], payable within seventy-two (72) hours of execution of this Agreement minus any prepayments made for the reader.

9.Licensor will deliver the first [              ] of both tests as Licensee reasonably requests.

10.Licensee will provide a nonbinding twelve month (12) rolling forecast to Licensor.  Licensee shall be bound and committed and responsible to purchase the initial number of units listed in the first six (6) months of the forecast upon the execution of this Agreement.  Licensee may modify the remaining six (6) months of the forecast by up to 40% of the original volume listed by Licensee from the prior month’s Rolling Forecast.

11.Licensor will provide the tests purchased for the initial six-month Purchase Order of the forecast within a 90-day lead time from receiving the initial Purchase Order.  Thereafter, by the first of each month, Licensee will provide an updated rolling forecast to Licensor and a Purchase Order.  The Purchase Order will obligate Licensor to provide the tests purchased for each additional monthly purchase of the forecast within a 45-business day lead time from receiving a Purchase Order.  If Licensee requests Licensor to increase its production beyond the rolling forecast, Licensor will make a good faith effort to do so, but will not be obligated to provide such tests within a 45-business day lead time.

SCHEDULE B-3

1.Pricing and Sales Minimums

2.The Annual Minimum Sales Commitments for each Product are listed below:

Rights for Combined Lactoferrin and IgE Tests	Annual Minimum Sales Commitment (in Units)— Combined
	Year 1	Year 2	Year 3	Year 4	Year 5
Exclusive Distribution Rights Without CLIA Waiver	[ ]	[ ]	[ ]	[ ]	[ ]
Exclusive Distribution Rights with CLIA Waiver	[ ]	[ ]	[ ]	[ ]	[ ]

Rights for MMP-9 Tests	Annual Minimum Sales Commitment (in Units)
	Year 1	Year 2	Year 3	Year 4	Year 5
Exclusive Distribution Rights Without CLIA Waiver	[ ]	[ ]	[ ]	[ ]	[ ]
Exclusive Distribution Rights with CLIA Waiver	[ ]	[ ]	[ ]	[ ]	[ ]

3.Delivery/Risk of Loss.  The Products shall be delivered, title transferred, and risk of loss shall be passed to Licensee, EX-Works (as defined in INCOTERMS 2010 or any revision thereof) at Licensor’s or its manufacturer’s) shipping dock. Licensee will make all necessary arrangements for shipping (from pickup through customs clearance to delivery) and for the insurance for shipping.

Schedule C

TERRITORY

1.Worldwide / global, within the fields of use of ophthalmology and optometry offices, clinics, schools, and hospital centers, and governmental facilities.